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                                                                  Exhibit (d)(2)

NOTICE OF GRANT OF STOCK OPTIONS         PIXELWORKS, INC.
AND OPTION AGREEMENT                     ID: 91-1761992
                                         8100 SW Nyberg Rd.
                                         Tualatin, OR 97062

NAME                                     OPTION NUMBER:
                                         PLAN:
                                         BASE:



GRANT
Effective DATE, you have been granted a(n) Non-Qualified Stock Option to buy XXX shares of Pixelworks, Inc. (the Company) stock at $XXX per share.

VESTING SCHEDULE

Shares in each period will become fully vested (for options, exercisable) on the date shown. Periods begin on the Full Vest date for the previous period (or, for the first period shown, on the Base Date listed above).

You agree to this vesting Schedule for the Shares. For any increment to vest, you must hold Continuous Status as an Employee or Consultant through the date or condition described.

When the "Vest Type" says a calendar interval (e.g., "monthly), the shares shown will vest at the end of each full calendar interval in the period. If the total number of shares in a period do not divide evenly by the number of intervals in the period, leftover shares will be assigned one to each interval, starting with the first interval in the period, and continuing until used up.

Shares               Vest Type                Full Vest               Expiration

By your online acceptance, you and the Company agree that these options are granted under and governed by the Terms and Conditions of Option Grant (Exhibit
A) and the Company's 2006 Stock Incentive Plan, each of which is included in the online grant package. You also agree to accept as final and binding all decisions or interpretations of the Board of Directors of the Company on any questions arising under the Plan.

Pixelworks, Inc.

By:
                                                        NAME

Title:
                                                        Address:


                                                        SSN:


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                                    EXHIBIT A

                      TERMS AND CONDITIONS OF OPTION GRANT
                           AND/OR STOCK PURCHASE UNDER
                                PIXELWORKS, INC.
                            2006 STOCK INCENTIVE PLAN

      These Terms and Conditions apply to an option grant or stock sale made to you by the Company pursuant to its 2006 Stock Incentive Plan (the "Plan").

1. YOUR REPRESENTATIONS. The Company is relying on your ability to make these representations, in part in order to remain in compliance with laws governing sale or transfer of securities. Your ability to make them is a condition of the Company's ability to sell you shares, or grant you options. Any capitalized terms not otherwise defined herein, shall have the meanings given in the Plan. You represent these things:

      1.1 INVESTMENT INTENT; FINANCIAL CAPABILITY. Your good faith intention in acquiring the Shares is to hold them for your own benefit for an indefinite period. You don't have any current intention to sell or transfer any of them. Whatever you are paying for Shares (or if you are getting options, whatever you ultimately elect to pay) will be an amount you can afford to be without for an indefinite period, or even to lose completely.

      1.2 INVESTIGATION OF TERMS AND VALUE. You have made whatever investigation you think you need to feel well informed with your understanding of the terms under which these securities are issued, and also with the value being placed on them. You know you can talk to any counselor you wish about it, and confirm you have had a chance to do that before you accepted the grant.


2. BEING GRANTED OPTIONS. If you are being granted Options, these terms and conditions apply to you.

      2.1 NATURE OF OPTION. The Option may be either an "INCENTIVE" or a "NONQUALIFIED" option; it will say which. If it is an "INCENTIVE" stock option, then it is intended to qualify as an "Incentive Stock Option", as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If it is a "NONQUALIFIED" stock option, then it is not intended to qualify as an Incentive Stock Option.

      2.2 EXERCISE PRICE. The Exercise Price for the Option is not less than the fair market value per share of Common Stock on the date of grant, as determined by the Board of Directors of the Company. If the Common Stock is listed on any established stock exchange or a national market system, including Nasdaq, the fair market value is the closing sales price for a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the grant date.

      2.3 HOLDING PERIODS. If this is an INCENTIVE Stock Option, then if you dispose of any Shares you get under it within two years after the date of this Agreement, or within one year after you get the Shares, you will be treated, for federal income tax purposes, as if this were a NONQUALIFIED option. That means you will be treated as having received ordinary income at the

Page 1 -- Terms of Option Grant or Stock Purchase

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time you disposed of the Shares, in an amount generally measured by the difference between the exercise price and the lower of the fair market value of the Shares at the date of the exercise or the fair market value of the Shares at the date of disposition. You understand that if you dispose of your shares after those holding periods end, any gain will be taxed as long-term capital gain.

      2.4 EXERCISE. You may exercise the Option as follows:

            2.4.1 WHEN EXERCISE BECOMES POSSIBLE. Your Option becomes exercisable on the dates described in the exercise schedule in the Stock Option or Grant Agreement. For INCENTIVE Stock Options, no more option rights can become exercisable after you stop being an Employee. For NONQUALIFIED Stock Options, no more option rights can become exercisable once you are no longer an Employee or Consultant. ("Consultant" here means what it means in the Plan. Among other things, that includes members of the Board of Directors.)

            2.4.2 WHEN EXERCISE STOPS BEING POSSIBLE. Your right to exercise the Option ends when the term of the Option expires. It may end earlier, as follows: For INCENTIVE Stock Options, it will end a fixed period of time after you stop being an Employee. For NONQUALIFIED Stock Options, it will end the same fixed period of time after your service as an Employee or Consultant ends. That fixed period of time is three months unless otherwise provided for by the Board. It gets extended to twelve months if you stop being an Employee because you are permanently and totally disabled, or because you die. (If you die, your estate may exercise your Option for you.)

            2.4.3 NO FRACTIONAL SHARES. You may not exercise this option for a fraction of a Share.

            2.4.4 HOW TO EXERCISE. If you are not a Section 16 reporting person, you exercise your option through E-Trade. If you are a Section 16 reporting person, you exercise your option by sending the Company your Notice of Exercise. You can obtain a Notice of Exercise from your broker.

            2.4.5 WHAT TO PAY. You must pay the option exercise price, when you exercise your Option. Pay it in cash, cashier's or certified check, or collected funds, or any other form of consideration authorized by the Plan. If this is a NONQUALIFIED Option when you exercise it, the Company is also required to pay the usual payroll deductions on the difference between the exercise price and the fair market value on the exercise date, so if yours is a NONQUALIFIED Option when you exercise it, you will need to include the amount of those deductions with your exercise price as well. Note that INCENTIVE Options can become NONQUALIFIED if you don't meet the holding periods, or by agreement, or by other failure of the necessary conditions for qualification.

            2.4.6 WARNING. The Company cannot issue Shares unless it can do so legally, and in a way that complies with the rules of any stock exchange (including NASDAQ) upon which the Shares may then be listed. The Company may not be able to issue the Shares unless a registration under applicable federal and/or state law is in effect at the time of exercise, unless the Company's counsel is satisfied an exemption is available.

Page 2 -- Terms of Option Grant or Stock Purchase

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      You may need to make additional representations or warranties to qualify for exemptions from registration.

            2.4.7 ISSUANCE OF SHARES. Assuming everything has been correctly done and all rules and laws complied with, the Shares will be considered issued to you on the date your Option is exercised.

            2.4.8 ALTERNATIVE MINIMUM TAX. Generally, in the case of incentive stock options, you will not realize taxable income until the sale of shares received upon exercise of the option. However, the difference between the option exercise price and the fair market value of the stock on the date of exercise may be subject to alternative minimum tax. You should obtain tax advice when exercising the Option and prior to the disposition of Shares.

      2.5 OPTIONS NOT TRANSFERABLE EXCEPT BY WILL. You can't transfer this option, except through your will or through the laws of intestacy. The terms of the Option bind your estate, its executors and administrators, and your heirs and successors.

3. PURCHASING SHARES. If you are purchasing Shares directly, these terms and conditions apply to you.

      3.1 SUBSCRIPTION. Your acceptance of the grant constitutes your subscription for the Shares.

            3.1.1 PAYMENT. You agree to pay for the Shares at the Purchase Price times the number of shares to be issued.

            3.1.2 TAX DEPOSIT. If the fair market value of the Shares on the date you buy them is higher than the price you are paying, you must also pay to the Company any deposits required to meet the Company's applicable tax withholding obligations or other payroll deduction obligations. That is because you are getting the Shares in part because you are performing services for the Company, so the IRS considers the difference between fair market value and purchase price to be ordinary income which you receive on the date you purchase the Shares. Then, when you resell the Shares, any difference between the sale price, and the fair market value of the Shares on the date of purchase will be treated as capital gain or loss.

      3.2 VESTING CONDITIONS.

            3.2.1 WHERE SHOWN. Any vesting conditions that apply on the date the Shares are issued will be shown on the Notice of Grant of Stock Option and Option Agreement.

            3.2.2 WARNING FOR UNVESTED SHARES: CONSIDER 83(b) ELECTION. If your Shares are subject to vesting conditions, the IRS will delay the official "purchase" date for tax purposes, unless you make an election that you don't want them to do that. Your election is called an "83(b) Election." Filing an "83(b) Election" allows you to be treated as having

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      acquired the Shares on the date they were issued to you, whether or not the vesting conditions are satisfied yet. If the Shares increase in value before the vesting conditions are satisfied, that will be an advantage to you. YOU MUST MAKE A SECTION 83(B) ELECTION NO LATER THAN THIRTY DAYS AFTER GRANT DATE, OR LOSE THE OPPORTUNITY TO DO SO. If you are buying Stock subject to a vesting schedule, an 83(b) Election Form is attached as Exhibit C (Exhibit C will be different if you are getting options and not Shares).

4. OTHER ISSUES.

      4.1 TERMS SUPPLEMENT PLAN. The words used here are used in the same sense as they are used in the Plan. Please refer to it for clarification, if needed. Also, the Plan controls over any other document, with respect to grants of stock or options under it.

      4.2 NO FURTHER OBLIGATION. You confirm that the Company has no obligation to issue or sell any additional securities to you.

      4.3 PROPRIETARY INFORMATION. The Company may provide you from time to time with information that is proprietary to the Company. The Company and you agree that these things are "Proprietary Information": all correspondence between you and the Company, documents, corporate records (including minutes and stock records), employee lists, financial statements, trade secrets, processes, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors of the Company.

            4.3.1 YOUR OBLIGATION. You will keep all Proprietary Information confidential while you hold the Shares (or Options for them), and for three years after that. You won't use the Proprietary Information, or disclose it to anyone else. (As an Employee or Consultant, you may have additional obligations with respect to Proprietary Information you receive. Particularly, if you are subject to an Employment Nondisclosure and Development Agreement or any other agreement with the Company which provides for a longer nondisclosure or confidential period, such agreement will control in regards to the length of time that you must maintain the confidentiality of Proprietary Information.)

            4.3.2 RESERVATION. The Company does not intend to limit your rights under law, as a shareholder, to receive information, or to use it for proper shareholder purposes.

      4.4 JURISDICTION AND LAW. These Terms and Conditions are part of the option grant or stock grant issued by the Company and are considered executed and entered into in the State of Oregon. It will be governed by and interpreted under the laws of that state. Any litigation relating to it will be brought only in the state or federal courts located in Portland, Oregon. You and the Company each waive whatever rights may exist to a jury trial in any such litigation (unless that waiver cannot be legally made in advance of trial). The Company and you both consent to exclusive jurisdiction in Oregon.

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                                    EXHIBIT C

                   ELECTION TO INCLUDE IN GROSS INCOME IN YEAR
                      OF TRANSFER PURSUANT TO SECTION 83(B)
                          OF THE INTERNAL REVENUE CODE

      The undersigned taxpayer hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below (the "Shares") and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The name, address, and taxpayer identification number of the taxpayer are:

   ____________________________________________________ (Name)
   ____________________________________________________ (Address)
   ____________________________________________________
   ____________________________________________________ (Social Security Number)

2. The Shares with respect to which the election is being made are ________ shares of common stock of Pixelworks, Inc., an Oregon corporation (the "Company").

3.    The date on which the Shares were transferred to taxpayer was:
      ____________. The taxable year to which this election relates is the calendar year __________.

4.    The Shares are subject to the following restrictions:

      If the taxpayer's continuous status as an employee or consultant ends before the dates shown on the vesting schedule of the option grant, or, if applicable, other vesting events there described are not timely achieved, then at the Company's option the taxpayer must sell the unvested Shares back to the Company or its designee at a purchase price equal to the amount the taxpayer paid for the Shares as set forth below. As the vesting dates or events are satisfied, the Shares are released from that restriction.

      No Shares transferred to taxpayer may be transferred, except to certain related parties who will also be bound by the above-described restrictions, until the taxpayer is fully vested in the Shares under the vesting schedule. Once the Shares are fully vested, the Shares may be transferred subject to a right of first refusal in the Company.

5. The transferee of the Shares is the person performing the services in connection with the transfer of the Shares.

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Shares with respect to which this election is being made is $________ per Share.

7.    The amount paid by taxpayer for the Shares is $_______ per Share.

8.    A copy of this statement has been furnished to Pixelworks, Inc.

9. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of the IRS.

By:                                      Date:
      __________________________________      __________________________________

Print Name:
            ____________________________________________

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